Exhibit 99.1

191 North Wacker Drive, Suite 1200	Chicago, Illinois 60606	(312) 881-4700

CARE CAPITAL PROPERTIES PRICES $500 MILLION OF SENIOR NOTES DUE 2026

CHICAGO, IL (July 7, 2016) - Care Capital Properties, Inc. (NYSE: CCP) (“CCP”) today announced that it has priced its previously announced private offering of $500 million aggregate principal amount of 5.125% Senior Notes due 2026 (the “Notes”).  The sale of the Notes is expected to close on July 14, 2016, subject to customary closing conditions.

The Notes are being issued by CCP’s wholly owned operating partnership, Care Capital Properties, LP (“Care Capital LP”) at a price of 100% of the principal amount thereof and will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by CCP and Care Capital LP’s general partner, Care Capital Properties GP, LLC.

The Notes will mature on August 15, 2026, unless redeemed at Care Capital LP’s option prior to such date.  Interest on the Notes will be payable semiannually in cash in arrears on February 15 and August 15 of each year, commencing on February 15, 2017.

Care Capital LP intends to use the net proceeds from the offering to repay all of the indebtedness outstanding under and terminate the $600 million term loan under its credit and guaranty agreement and a portion of the indebtedness outstanding under the $800 million term loan under its credit and guaranty agreement.

The Notes will be offered and sold only to qualified institutional buyers pursuant to Rule 144A and to certain persons outside of the United States pursuant to Regulation S, each under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to purchase any securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom, such an offer, solicitation or sale would be unlawful.

Care Capital Properties, Inc. is a healthcare real estate investment trust with a diversified portfolio of triple-net leased properties focused on the post-acute sector.  Its skilled management team is fully invested in delivering excellent returns by forging strong relationships with shareholders, operators and employees.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding CCP’s expectations about the Notes offering and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ materially from CCP’s expectations. Except as required by law, CCP does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

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CCP’s actual future results and trends may differ materially from expectations depending on a variety of factors discussed in its filings with the Securities and Exchange Commission. These factors include without limitation: (a) the ability and willingness of CCP’s tenants, borrowers and other counterparties to satisfy their obligations under their respective contractual arrangements with CCP, including, in some cases, their obligations to indemnify, defend and hold harmless CCP from and against various claims, litigation and liabilities; (b) the ability of CCP’s tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including obligations under their existing credit facilities and other indebtedness; (c) CCP’s success in executing its business strategy and its ability to identify, underwrite, finance, consummate and integrate suitable acquisitions and investments; (d) macroeconomic conditions such as a disruption of or lack of access to the capital markets, changes in the debt rating on U.S. government securities, default or delay in payment by the United States of its obligations, and changes in the federal or state budgets resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates; (e) the nature and extent of competition in the markets in which CCP’s properties are located; (f) the impact of pending and future healthcare reform and regulations, including cost containment measures, quality initiatives and changes in reimbursement methodologies, policies, procedures and rates; (g) increases in CCP’s borrowing costs as a result of changes in interest rates and other factors; (h) the ability of CCP’s tenants to operate CCP’s properties in compliance with applicable laws, rules and regulations, to deliver high-quality services, to hire and retain qualified personnel, to attract residents and patients, and to participate in government or managed care reimbursement programs; (i) changes in general economic conditions or economic conditions in the markets in which CCP may, from time to time, compete for investments, capital and talent, and the effect of those changes on CCP’s earnings and financing sources; (j) CCP’s ability to pay down, refinance, restructure or extend indebtedness as it becomes due; (k) CCP’s ability and willingness to maintain its qualification as a real estate investment trust in light of economic, market, legal, tax and other considerations; (l) final determination of CCP’s taxable net income for the year ended December 31, 2015 and for current and future years; (m) the ability and willingness of CCP’s tenants to renew their leases with CCP upon expiration of the leases, CCP’s ability to reposition its properties on the same or better terms in the event of nonrenewal or in the event CCP exercises its right to replace an existing tenant, and obligations, including indemnification obligations, CCP may incur in connection with the replacement of an existing tenant; (n) year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators contained in CCP’s leases and on CCP’s earnings; (o) CCP’s ability and the ability of its tenants and borrowers to obtain and maintain adequate property, liability and other insurance from reputable, financially stable providers; (p) the impact of increased operating costs and uninsured professional liability claims on CCP’s or its tenants’ or borrowers’ liquidity, financial condition and results of operations, and the ability of CCP and its tenants and borrowers to accurately estimate the magnitude of those costs and claims; (q) consolidation in the healthcare industry resulting in a change of control of, or a competitor’s investment in, one or more of CCP’s tenants or borrowers or significant changes in the senior management of any of CCP’s tenants or borrowers; (r) the impact of litigation or any financial, accounting, legal or regulatory issues that may affect CCP or its tenants or borrowers; and (s) changes in accounting principles, or their application or interpretation, and CCP’s ability to make estimates and the assumptions underlying the estimates, which could have an effect on CCP’s earnings. Many of these factors are beyond the control of CCP and its management.

Contact:

Lori B. Wittman

Executive Vice President and Chief Financial Officer

lwittman@carecapitalproperties.com

312.881.4702

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